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                                                                      EXHIBIT 99


                                                           For more information:

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                 ASV Announces Licensing Agreement with Polaris
        Polaris to Brand and Sell ASV-Built, All-Surface Utility Loader

         GRAND RAPIDS, MN (Jan. 4, 2001) - ASV, Inc. (NASDAQ: ASVI) today announced the signing of a licensing agreement that allows Polaris Industries, Inc., (NYSE: PII) the world's second largest all-terrain vehicle manufacturer, to sell an ASV-built, rubber track, all-surface utility loader similar to ASV's new RC-30(TM).

         The agreement gives Polaris the right to market and sell the utility loader under its own nameplate through its worldwide dealer network. Polaris will purchase the machines, as well as parts and attachments, directly from ASV. The agreement also provides the option at some future point for Polaris to manufacture the machines under a royalty arrangement if volume exceeds ASV's competitive capabilities.

         ASV will continue to market and sell its RC-30 under the ASV brand name through its own dealer network.

         "The RC-30 has been enthusiastically greeted by landscapers, who can now perform heavy, difficult work while also being gentle to terrain such as turf and sensitive foundations," said ASV President Gary Lemke. "We know the landscape market is large, and our RC-30 dealers are aggressively targeting that market. However, with Polaris dealers selling a similar machine, we'll reach customers we might not otherwise reach, such as those within the large hobby market."

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Polaris Agreement
Page 2 of 3

         Lemke added that it was critical that the ASV technology be available both through its growing RC-30 dealer network, as well as through an existing, nationwide dealer network, such as Polaris.

         "The all-surface utility loader is a unique machine we believe will help us reach our growth goals," said Tom Tiller, Polaris president and chief executive officer. "It is the next logical step for Polaris following our successful ATV line-up of products, which are primarily used for utility applications, and our RANGER commercial vehicle. Polaris is pleased to be working with an innovative company like ASV. We believe the partnership will be a winning combination."

         The agreement calls for ASV to begin building the Polaris machines immediately, with the expectation that machines will reach Polaris dealers in the first quarter of 2001.

         The agreement with Polaris comes just two months after ASV signed an alliance agreement with Caterpillar to jointly build new Caterpillar branded products utilizing ASV's unique rubber-track technology. The Polaris agreement is independent of any agreements with Caterpillar, which owns approximately 15 percent of ASV.

         Continuing Lemke said, "We believe these new agreements with Caterpillar and Polaris could account for additional sales for ASV of approximately $20 million in 2001. This will help ASV reach its goal of $100 million in sales in 2002."

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Polaris Agreement
Page 3 of 3

         ASV designs, manufactures and sells all-purpose crawlers, all-surface loaders and related accessories and attachments. For more information, visit ASV's Web site at www.asvi.com. Information on Polaris Industries can be found at www.polarisindustries.com.

         Note: The statements contained in this release regarding ASV's plans to manufacture and sell machines to Polaris Industries, Inc., including the timing of their planned introduction, the anticipated revenues from the sale of machines to Polaris and Caterpillar and ASV's overall revenue goals are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may effect whether these machines are ultimately produced including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, general market conditions, corporate developments at ASV, Polaris or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Polaris and Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the nine months ended September 30, 2000.


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